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                                                    EXHIBIT 10.81

     This Equipment Purchase Agreement, (this "Agreement"), dated as of January 12, 1999 is made and entered into by and among TPSS Acquisition Corporation, an Ohio corporation (hereinafter referred to as "Purchaser"), and William Ciralsky and Nancy Ciralsky, husband and wife, having an address at 2504 Edgehill Road, Toledo, Ohio (hereinafter collectively referred to as the "Seller").

                            RECITALS:

     A. WHEREAS, William Ciralsky, as trustee under Self determination of Trust dated December 5, 1985, as amended by an amendment dated July 31, 1998, is the sole shareholder of Toledo
Pickling & Steel Sales, Inc. ("Toledo Pickling");

     B. WHEREAS, Toledo Pickling is selling substantially all of its assets to Purchaser pursuant to a certain Asset Purchase Agreement ("Asset Purchase Agreement") dated as of December 31, 1998, by and between Toledo Pickling, as seller, and Purchaser, as buyer, and, pursuant to the terms and conditions of such Asset Purchase Agreement, Purchaser is assuming certain liabilities of Toledo Pickling, including Toledo Pickling's rights and obligations under leases of the Equipment (as defined below) between Toledo Pickling and the Sellers;

     C.   WHEREAS, Purchaser desires to purchase such leased
Equipment and to use the same in Purchaser's business; and

     D. WHEREAS, Seller desires to sell such Equipment to Purchaser on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE 1
                        PURCHASE AND SALE

     Section 1.1 Agreement to Purchase and Sell. Subject to all of the terms and conditions of this Agreement, Purchaser shall purchase and the Seller shall sell at the Closing (as hereinafter defined), all right, title and interest of Seller in and to the Equipment identified in Section 2 hereof, free and clear of all mortgages, liens, security interests and encumbrances. Purchaser shall not exercise its rights hereunder while there remains an uncured breach of the payment obligations set forth in Section 4 of the leases of the Equipment between Toledo Pickling and the Sellers.


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     Section 1.2    Equipment to be Sold.  The term "Equipment"
shall mean, collectively, (1) the Herr-Voss .50 inch maximum level line (serial number 43315-96) and (2) the Herr-Voss .25 inch maximum level line.

     Section 1.3 Purchase Price. As consideration for the purchase of the Equipment, Purchaser shall, at Closing pay to or on behalf of Seller the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) as follows (the "Purchase Price"):

          (a) Purchaser shall pay to Seller in immediately available funds the amount of One Million One Hundred Thousand and no/100 Dollars ($1,100,000.00); and

          (b) Purchaser shall deliver to Sellers shares of Series E Convertible Preferred Stock (stated value $10,000) in Consolidated Capital of North America, Inc., issued in the name of William Ciralsky and Nancy Ciralsky, having an aggregate stated value equal One Million Four Hundred Thousand and no/100 Dollars ($1,400,000.00), which Preferred Stock shall have such rights, preferences and features as are set forth in the Articles of Amendment to Articles of Incorporation attached hereto and incorporated by reference herein as Exhibit A.


                           ARTICLE II
                             CLOSING

     Section 2.1 Time and Place of Closing. The Closing of the transaction contemplated by this Agreement occur on April 30, 1998 at 10:00 a.m. at the offices of Purcell & Scott, 6035 Memorial Drive, Dublin, Ohio 44060, or at such earlier date and time and such other place, as Purchaser shall reasonably identify in writing to Seller (the "Closing Date").

     Section 2.2 Items to be Delivered at Closing and Delivery of Possession. At Closing, (a) Seller shall deliver to Purchaser a bill of sale transferring title to the Equipment to the Purchaser free and clear of all mortgages, liens, security interests and encumbrances, and shall take all steps as may be required to put Purchaser in actual possession and operating control of the Equipment; and(b) Purchaser shall deliver to or on behalf of Seller the Purchase Price as set forth in Section 1.3 above.

     Section 2.3 Further Assurances. From time to time after the Closing, at Purchaser's request and expense, Seller shall execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions, including but not limited to, efforts to obtain any necessary third-party consents, as Purchaser may reasonably require.


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                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     Section 3.1 Title to Equipment; Prior Sale. As of Closing, Seller shall have good and marketable title to the Equipment, free and clear of all mortgages, liens, security interests and other encumbrances and defects of title. Seller shall have not made any prior sale, assignment, or transfer of the Equipment, provided that nothing herein shall be construed to prohibit Purchaser's assumption of the existing Lease with respect to the Equipment.

     Section 3.2 Right, Power and Authority. Seller has the right, power and authority to execute, deliver and perform this Agreement. All agreements and instruments required to be executed by Seller hereunder will be duly executed and delivered by Seller and constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms hereof and thereof.

     Section 3.2 Implied Warranties. The Equipment is being sold "as is." Seller makes no warranties with respect to the Equipment, except as set forth in this Article III, including but not limited to implied warranties of merchantability and fitness for a particular purpose.

                           ARTICLE IV
                          MISCELLANEOUS


     Section 4.1    Headings.  The subject headings of the
sections of this Agreement are included for purposes of convenience only, and shall not affect construction or interpretation of any of its provisions.

     Section 4.2 Entire Agreement; Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.

     Section 4.3    Governing Law.  This Agreement shall be
construed in accordance with, and governed by the laws of, the State of Ohio.


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IN WITNESS WHEREOF, this Agreement has been executed as of the
12th day of January, 1999.

Seller:       William Ciralsky              Seller:     Nancy Ciralsky

Signature:    /s/ William Ciralsky          Signature:  /s/ Nancy Ciralsky
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Purchaser:     TPSS Acquisition Corporation

By:  /s/ Richard D. Bailey
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Name:  Richard D. Bailey
Title:  President